EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS
Ray Davis	Dan Sullivan
President & CEO	EVP & CFO
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4103
raydavis@umpquabank.com	dansullivan@umpquabank.com

UMPQUA HOLDINGS INCREASES QUARTERLY DIVIDEND 50%

PORTLAND, Ore. - December 22, 2005 - Umpqua Holdings Corporation (NASDAQ: UMPQ), parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., today announced that its board of directors approved a quarterly cash dividend of $0.12 per common share, up 50% from the third quarter 2005 dividend of $0.08 per common share. The dividend is payable on January 13, 2006 to shareholders of record as of December 30, 2005. This quarterly dividend represents a 100% increase from the second quarter 2005 dividend of $0.06 per common share.

"Today's announcement reflects the confidence the board of directors has in Umpqua's ability to continue to deliver on our stated business strategy," said Ray Davis, president and chief executive officer of Umpqua. "We are pleased to provide the benefits of consistent earnings growth, and maintenance of a strong capital position, allowing us to declare this increased cash dividend to our shareholders."

About Umpqua Holdings Corporation

Umpqua Holdings Corporation is the parent company of Umpqua Bank, an Oregon based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 94 locations between Sacramento, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. In 2004, Umpqua Bank launched the Connect Volunteer Network, an innovative, paid volunteer program focused on youth and education. Bank associates volunteered at more than 100 organizations in the program's first year. Umpqua Holdings also owns retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit http://www.umpquaholdingscorp.com.

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